Exhibit 5.1
[Letterhead of Kennedy Covington Lobdell & Hickman L.L.P]
May 9, 2008
Pike Electric Corporation
100 Pike Way, P.O. Box 868
Mt. Airy, North Carolina 27030
Ladies and Gentlemen:
     You have requested our opinion in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,500,000 shares of the $0.001 par value Common Stock (the “Common Stock”) of Pike Electric Corporation (the “Corporation”), a Delaware corporation, by the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission in connection with the issuance of 2,500,000 shares under the Pike Electric Corporation 2008 Omnibus Incentive Compensation Plan (the “Plan”).
     We have made such investigations of law, examined original copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments, and received such statements from officers and representatives of the Corporation, as we have deemed necessary for purposes of this opinion. The opinions set forth herein are limited to matters governed by the Delaware General Corporation Law and the federal laws of the United States.
     Based on the foregoing, we are of the opinion that the 2,500,000 shares of the Common Stock covered by the Registration Statement have been duly and validly authorized and, when, and if, issued pursuant to the terms of the Plan will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
/s/ Kennedy Covington Lobdell & Hickman, L.L.P.
KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.